                                                                     Exhibit 4.1


THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF SUCH DEPOSITARY OR BY A NOMINEE OF SUCH DEPOSITARY TO SUCH DEPOSITARY OR ANOTHER NOMINEE OF SUCH DEPOSITARY OR BY SUCH DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR OF SUCH DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR.

THIS GLOBAL NOTE CONSTITUTES A LONGER TERM DEBT SECURITY ISSUED IN ACCORDANCE WITH THE REGULATIONS MADE UNDER SECTION 4 OF THE BANKING ACT 1987. HCA - THE HEALTHCARE COMPANY IS NOT AN AUTHORIZED INSTITUTION OR A EUROPEAN AUTHORIZED INSTITUTION (AS SUCH TERMS ARE DEFINED IN THE BANKING ACT 1987 (EXEMPT TRANSACTIONS) REGULATIONS 1997). REPAYMENT OF THE PRINCIPAL AND PAYMENT OF ANY INTEREST OR PREMIUM IN CONNECTION WITH THIS NOTE HAVE NOT BEEN GUARANTEED.


                                                                Principal Amount

                            HCA - THE HEALTHCARE COMPANY          L.150,000,000

                               8.75% NOTE DUE 2010

                                   GLOBAL NOTE


ISIN: XS011985700-0

Common Code: 011985700




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         HCA - The Healthcare Company, a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company" or "HCA," which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Bank One, NA, London branch or its registered assigns or the common depositary for Euroclear and Clearstream, Luxembourg (each defined herein) the principal amount of One
Hundred and Fifty Million Pounds Sterling (L.150,000,000) on November 1, 2010 (the "Maturity Date") and to pay interest on May 1 and November 1 (each, an "Interest Payment Date") in each year, beginning on May 1, 2001, and at the Maturity Date specified above on said principal amount, at the rate of 8.75% per annum, from November 1, 2000 until payment of said principal amount has been made or duly provided for. If interest is to be calculated for any period other than from one scheduled interest payment date to the next interest payment date, it will be calculated on the basis of the actual number of days elapsed from and including the previous interest payment date or, if none, the date of issue, divided by 365 (or, if any of the days elapsed fall in a leap year, by 366). The interest so payable on any Interest Payment Date (other than at maturity) will be paid to the Person in whose name this Global Note is registered at the close of business on the fifteenth day of the month immediately preceding the month in which such interest payment is due (a "Regular Record Date"), unless the Company shall default in the payment of interest due on any such Interest Payment Date, in which case such defaulted interest shall be paid to the Person in whose name this Global Note is registered at the close of business on a date for the payment of such defaulted interest established by notice to the registered holders of the Notes not less than ten days preceding such date (a "Special Record Date"). In any case where the date for any payment on the Notes is not a Business Day, such payment shall be made on the next succeeding Business Day. A Business Day is any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or required by law or executive order to close in The City of New York or London and, for any place of payment outside of The City of New York and London, in such place of payment.

         Both principal of and interest on this Global Note are payable in immediately available funds in pounds Sterling, which at the time of payment is legal tender for the payment of public and private debts. Payments of principal and interest will be made in London at the office of Bank One, NA, London branch and in Luxembourg at the office of Credit Agricole Indosuez Luxembourg S.A., or at such other office or agency of the Company or its paying agent as the Company shall designate pursuant to the Indenture referred to elsewhere herein. If, prior to the maturity of this Global Note, the United Kingdom adopts the euro as its lawful currency in accordance with the Treaty establishing the European Communities, as amended by the Treaty on European Union, this Global Note will be redenominated into euro, and the regulations of the European Commission relating to the euro shall apply hereto. The circumstances and consequences described in this paragraph will not entitle HCA, the Trustee or any holder of or beneficial owner of interests in this Global Note to redeem early, rescind, or receive notice relating to, the Notes, or repudiate the terms of this Global Note or the Indenture, raise any other defense or request any compensation claim, nor will such circumstances and consequences affect any of the other obligations of HCA hereunder or under the Indenture.




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         This Global Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (the "Securities"), of the series hereinafter specified, issued or to be issued under an Indenture dated as of December 16, 1993, as supplemented, as may be amended by indentures supplemental thereto (the "Indenture"), duly executed and delivered by the Company to Bank One Trust Company, NA, the successor to The First National Bank of Chicago, as Trustee (the "Trustee"), to which Indenture reference is hereby made for a description of the respective rights and duties thereunder of the Trustee, the Company and the holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates, may have different conversion prices (if any), may be subject to different redemption provisions, may be subject to different sinking, purchase or analogous funds, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Global Note is a global security representing the entire principal amount of a series of Securities designated "8.75% Notes due 2010" (the "Notes") issued under the Indenture. Unless otherwise provided herein, all terms used in this Global Note, which are defined in the Indenture, shall have the meanings assigned to them in the Indenture.

         The Notes do not have a sinking fund.

         The Notes may be redeemed by the Company prior to maturity, as a whole or in part at any time after November 1, 2003. The redemption price shall equal the greater of (i) 100% of the principal amount of such Notes and (ii) as determined by the Calculation Agent, the price at which the Gross Redemption Yield on the outstanding principal amount of the Notes on the Reference Date is equal to the Gross Redemption Yield (determined by reference to the middle-market price) at 3:00 p.m. (London time) on that date on the Benchmark Gilt, plus 50 basis points, in either case, plus accrued and unpaid interest on the Notes up to, but excluding the date specified as the redemption date.

"Gross Redemption Yield"      means a yield calculated on the basis indicated by
                              the Joint Index and Classification Committee of the Institute and Faculty of Actuaries as reported in the Journal of the Institute of Actuaries, Vol.
                              105, Part 1, 1978, page 18 or on such other basis as the Trustee may approve.

"Reference Date"              means the date which is the first dealing day in
                              London prior to the publication of the notice of redemption referred to below.




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"Benchmark Gilt"              means the 5.75% Treasury Stock due December 7,
                              2009 or such other United Kingdom government stock as the Calculation Agent may, with the advice of three brokers and/or United Kingdom gilt-edged market makers or such other three persons operating in the United Kingdom gilt-edged market as the Calculation Agent may determine from time to time to be the most appropriate benchmark United Kingdom government stock for the Notes.

"Calculation Agent"           means Deutsche Bank AG London or any successor
                              entity.

         The Company will give notice of any redemption between 30 and 60 days preceding the redemption date to each holder of the Notes to be redeemed in accordance with the notice provisions set forth herein.

         Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions called for redemption.

         In case an Event of Default with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become immediately due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture. The Indenture provides that such declaration may in certain events be waived by the holders of a majority in principal amount of the Notes then Outstanding.

         All payments of principal and interest in respect of the Notes will be without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or taxing authority of or in the United States, unless such withholding or deduction is required by law.

         In the event such withholding or deduction is required by law, subject to the limitations described below, HCA will pay as additional interest on the Notes to the holder or beneficial owner of any Note who is a non-U.S. holder such additional amounts ("Additional Amounts") as may be necessary in order that every net payment by HCA or any paying agent of principal of or interest on the Notes (including upon redemption), after deduction or withholding for or on account of any present or future tax, duty, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of or in the United States, will not be less than the amount provided for in such Note to be then due and payable before any such tax, duty, assessment or other governmental charge.

However, HCA's obligation to pay Additional Amounts shall not apply to:

(a) any tax, duty, assessment or other governmental charge which would not have been so imposed but for:




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         (1)      the existence of any present or former connection between such holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business in the United States or being or having been present in the United States or having had a permanent establishment in the United States;

         (2) the failure of such holder or beneficial owner to comply with any requirement under United States tax laws and regulations to establish entitlement to a partial or complete exemption from such tax, duty, assessment or other governmental charge (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, Forms W-8ECI, or any subsequent versions thereof or successor thereto); or

         (3) such holder's or beneficial owner's present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a private foundation or other tax exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax;

(b) any tax, duty, assessment or other governmental charge imposed by reason of the holder or beneficial owner:

         (1) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of HCA's stock,

         (2) being a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, or

         (3) being a controlled foreign corporation with respect to the United States that is related to HCA by stock ownership;

(c) any tax, duty, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder or beneficial owner of such Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment of the Note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such additional amounts on presenting such Note on any date during such 30-day period;




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

(d) any estate, inheritance, gift, sales, transfer, personal property, wealth, interest equalization or similar tax, assessment or other governmental charge;

(e) any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or interest on such Note;

(f) any tax, duty, assessment or other governmental charge which is payable by a holder that is not the beneficial owner of the Note, or a portion of the Note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an additional amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(g) any tax, duty, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

(h)      any combination of items (a), (b), (c), (d), (e), (f) and (g).

         For purposes of this section, the holding of or the receipt of any payment with respect to a Note will not constitute a connection (1) between the holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity, and the United States.

         For purposes of this section, "non-US holder" means a beneficial owner of a Note who or which is not:

         - a United States citizen or lawful permanent resident individual;

         - a corporation or partnership created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

         - an estate if its income is subject to United States federal income taxation regardless of its source; or

         - a trust (1) that validly elects to be treated as a United States person for United States federal income tax purposes or (2) (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons has the authority to control.

         Any reference in this Global Note to principal or interest shall be deemed to refer also to Additional Amounts which may be payable under the aforementioned provisions.




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         HCA will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority therein with respect to the issuance of the Notes.

         Except as specifically provided herein, HCA will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority of or in the United States.

         Unless previously redeemed or repurchased and cancelled, the Notes will be payable at par, including Additional Amounts, if any, on November 1, 2010 or such earlier date on which the applicable Notes shall be due and payable in accordance with the terms and conditions of the applicable Notes. However, if the maturity date of the Notes is not a Business Day, the Notes will be payable on the next succeeding Business Day and no interest shall accrue for the period from the maturity date to such payment date.

         The Notes may be redeemed at HCA's option, in whole but not in part at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with interest accrued and unpaid to the date fixed for redemption, at any time, on giving not less than 30 nor more than 60 days' notice in accordance with the notice provisions below, which notice shall be irrevocable, if:

(a) HCA has or will become obliged to pay Additional Amounts as a result of any change in or amendment to the laws, regulations or rulings of the United States or any political subdivision or any taxing authority of or in the United States affecting taxation, or any change in or amendment to an official application, interpretation, administration or enforcement of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 1, 2000, or

(b) any action shall have been taken by a taxing authority, or any action has been brought in a court of competent jurisdiction, in the United States or any political subdivision or taxing authority of or in the United States, including any of those actions specified in (a) above, whether or not such action was taken or brought with respect to HCA, or any change, clarification, amendment, application or interpretation of such laws, regulations or rulings shall be officially proposed, in any such case on or after the date of the prospectus supplement, which results in a substantial likelihood that HCA will be required to pay Additional Amounts on the next interest payment date.

         However, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which HCA would be, in the case of a redemption for the reasons specified in (a) above, or there would be a substantial likelihood that HCA would be, in the case of a redemption for the reasons specified in (b) above, obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

         Prior to the publication of any notice of redemption pursuant to this section, HCA will deliver to the Trustee:




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

(1) a certificate signed by one of HCA's duly authorized officers stating that is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to HCA's right so to redeem have occurred, and

(2) a written opinion of independent legal counsel of recognized standing to the effect that HCA has or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a substantial likelihood that HCA will be required to pay such Additional Amounts as a result of such action or proposed change, clarification, amendment, application or interpretation, as the case may be. Such notice, once delivered by HCA to the Trustee, will be irrevocable.

         This Global Note is registered in the name of a common depositary for Clearstream Banking, societe anonyme, Luxembourg ("Clearstream, Luxembourg") and Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear system ("Euroclear"). Investors may hold book-entry interests in this Global Note through organizations that participate, directly or indirectly, in Clearstream, Luxembourg and/or Euroclear system. Book-entry interests in the Notes and all transfers relating to the Notes will be reflected in the book-entry records of Euroclear and Clearstream, Luxembourg.

         The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor's interest in securities held by them. HCA has no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

         The Company will issue to the holders Notes in fully certificated registered form, only if (1) it advises the Trustee in writing that the depositary is no longer willing or able to discharge its responsibilities properly, and the Trustee or the Company is unable to locate a qualified successor within 90 days; (2) an Event of Default has occurred and is continuing under the Indenture; or (3) the Company, at its option, elects to terminate the book-entry system. If any of the three above events occurs, the Trustee will reissue the Notes in fully certificated registered form and will recognize the registered holders of the certificated Notes as holders under the Indenture.

         Except as provided in the immediately preceding paragraph, this Global Note may not be transferred except as a whole by the depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

         In the event individual certificates for the Notes are issued, the holders of such Notes will be able to receive payment on the Notes and effect transfers of the Notes at the offices of the Luxembourg paying agent and transfer agent. Pursuant to an Agency Agreement dated October 25, 2000, the Company has appointed Credit Agricole Indosuez Luxembourg S.A. as paying agent and transfer agent in Luxembourg with respect to the Notes in individual certificated form. As long as the Notes are listed on the Luxembourg Stock Exchange, HCA will maintain a paying agent in Luxembourg.




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

         Pursuant to an Agency Agreement dated October 25, 2000, Bank One, NA, London branch, has also been appointed as a paying agent and registrar.

         Unless and until the Company issues the Notes in fully certificated, registered form, (1) holders will not be entitled to receive a certificate representing the holders' interest in the Notes; (2) all references in this Global Note to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this Global Note to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the Notes, for distribution to holders in accordance with its policies and procedures.

         While the Notes are represented by this Global Note deposited with the common depositary for Euroclear and Clearstream, Luxembourg, notices to holders may be given by delivery to Clearstream, Luxembourg and Euroclear and such notices shall be deemed to be given on the date of delivery to Clearstream, Luxembourg and Euroclear. The Trustee will mail notices by first class mail, postage prepaid, to each registered holder's last known address as it appears in the security register that the Trustee maintains. The Trustee will only mail these notices to the registered holder of the Notes, unless HCA reissues the Notes to holders or holders' nominees in fully certificated form.

         In addition, if the Notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange require notice by publication, the Trustee will publish notices regarding the Notes in a daily newspaper of general circulation in Luxembourg. HCA expects that this newspaper will be the Luxemburger Wort. If publication in Luxembourg is not practical, the Trustee will publish these notices elsewhere in Europe. Published notices will be deemed to have been given on the date they are published. If publication as described above becomes impossible, then the Trustee may publish sufficient notice by alternate means that approximate the terms and conditions described in this paragraph.

         Under New York's statute of limitations, any legal action to enforce HCA's payment obligations evidenced by the Notes must be commenced within six years after payment is due. Thereafter HCA's payment obligations will generally become unenforceable.

         The Company may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally with the Notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

         Several banks and other financial institutions have provided the Company with a $1.2 billion credit facility under a term loan agreement dated as of March 13, 2000, as amended. The Company will be in default under the Notes if a default occurs under that agreement (as it may be amended, modified, extended, renewed or replaced from time to time) and that default results in an acceleration of the maturity of the Company's indebtedness under that agreement. A declaration of the acceleration of the maturity of the Notes for this reason is subject to annulment




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

if the default that caused acceleration of the indebtedness under the term loan agreement is cured or waived and the Trustee is given notice of the cure or waiver within sixty (60) days of the declaration. The Company does not need the consent of the holders of the Notes to enter into any amendment, modification, extension, renewal or replacement of the term loan agreement. An acceleration of the indebtedness under the term loan agreement will cease to constitute a default following the time, if ever, as the Notes are rated Baa3 (or the equivalent) or higher by Moody's and BBB- (or the equivalent) or higher by Standard & Poor's. "Moody's" means Moody's Investors Service, Inc. and its successors. "Standard & Poor's" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Securities of each series to be affected under the Indenture by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of the Notes as a series, the holders of a majority in aggregate principal amount of the Securities of such series at the time Outstanding may, on behalf of the holders of all of the Securities of such series, waive any past default with respect to the Securities of such series under the Indenture and its consequences, except a default in the payment of the principal of, or interest on, any of the Securities of such series.

         No reference herein to the Indenture and no provision of this Global Note or of the Indenture (including the Company's right to defease and discharge the Notes pursuant to Article Four and Article Fourteen of the Indenture) shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Global Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

         Prior to due presentment for registration of transfer of this Global Note, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the holder hereof as the absolute owner of this Global Note (whether or not this Global Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof or on account hereof (except as otherwise provided in the Indenture), as herein provided, and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any Security Registrar shall be affected by any notice to the contrary. All payments made to or upon the order of such holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Global Note.

         None of the Company, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of this Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         No recourse for the payment of the principal of, or interest on, this Global Note, or for any claims based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto, or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company, whether by virtue of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

         Except as otherwise expressly provided in this Global Note, this Global Note shall in all respects be entitled to all benefits, and subject to the same terms and conditions, as definitive registered securities authenticated and delivered under the Indenture.

         The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

         This Global Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated as of  November 1, 2000                   HCA - THE HEALTHCARE COMPANY

                                                By:     /s/ David G. Anderson
                                                        ------------------------
                                                Title:  Senior Vice President-
                                                        Finance and Treasurer

                                                Attest: /s/ John M. Franck II
                                                        ------------------------
                                                Title:  Secretary

TRUSTEE'S CERTIFICATE
OF AUTHENTICATION

This is one of the Securities of the
series designated herein referred to
in the within-mentioned Indenture.

BANK ONE TRUST COMPANY, NA
as Trustee

By:    /s/ Jason Landless
       --------------------------------

Title: Assistant Vice President
       --------------------------------







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